Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-156556

September 30, 2011

PROSPECTUS SUPPLEMENT NO. 48

5,929,212 SHARES OF COMMON STOCK

AGENUS INC.

This prospectus supplement amends the prospectus dated March 18, 2009 (as supplemented on April 15, 2009, April 17, 2009, April 22, 2009, April 27, 2009, May 4, 2009, May 11, 2009, May 27, 2009, June 4, 2009, June 8, 2009, June 9, 2009, June 11, 2009, June 15, 2009, July 7, 2009, July 15, 2009, August 3, 2009, August 5, 2009, September 11, 2009, September 18, 2009, November 12, 2009, January 5, 2010, March 1, 2010, March 25, 2010, April 26, 2010, May 11, 2010, May 18, 2010, July 23, 2010, August 9, 2010, August 25, 2010, November 3, 2010, November 10, 2010, December 30, 2010, January 7, 2011, January 14, 2011, January 28, 2011, March 1, 2011, March 8, 2011, March 18, 2011, April 18, 2011, May 5, 2011, May 9, 2011, June 8, 2011, June 17, 2011, August 8, 2011, August 16, 2011, September 7, 2011, and September 27, 2011) that relates to the issuance of up to 5,929,212 shares of our common stock, par value $0.01 per share (“common stock”), issuable upon the conversion of 5,250 shares of Series B2 Convertible Preferred Stock, par value $0.01 per share (“Series B2 Convertible Preferred Stock”). If the shares of Series B2 Convertible Preferred Stock are converted through payment of cash consideration, if at all, we will receive the cash from such conversion.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed on September 30, 2011, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated March 18, 2009, Prospectus Supplement No. 1 dated April 15, 2009, Prospectus Supplement No. 2 dated April 17, 2009, Prospectus Supplement No. 3 dated April 22, 2009, Prospectus Supplement No. 4 dated April 27, 2009, Prospectus Supplement No. 5 dated May 4, 2009, Prospectus Supplement No. 6 dated May 11, 2009, Prospectus Supplement No. 7 dated May 27, 2009, Prospectus Supplement No. 8 dated June 4, 2009, Prospectus Supplement No. 9 dated June 8, 2009, Prospectus Supplement No. 10 dated June 9, 2009, Prospectus Supplement No. 11 dated June 11, 2009, Prospectus Supplement No. 12 dated June 15, 2009, Prospectus Supplement No. 13 dated July 7, 2009, Prospectus Supplement No. 14 dated July 15, 2009, Prospectus Supplement No. 15 dated August 3, 2009, Prospectus Supplement No. 16 dated August 5, 2009, Prospectus Supplement No. 17 dated September 11, 2009, Prospectus Supplement No. 18 dated September 18, 2009, Prospectus Supplement No. 19 dated November 12, 2009, Prospectus Supplement No. 20 dated January 5, 2010, Prospectus Supplement No. 21 dated March 1, 2010, Prospectus Supplement No. 23 dated March 25, 2010, Prospectus Supplement No. 24 dated April 26, 2010, Prospectus Supplement No. 25 dated May 11, 2010, Prospectus Supplement No. 26 dated May 18, 2010, Prospectus Supplement No. 27 dated July 23, 2010, Prospectus Supplement No. 28 dated August 9, 2010, Prospectus Supplement No. 29 dated August 25, 2010, Prospectus Supplement No. 30 dated November 3, 2010, Prospectus Supplement No. 31 dated November 10, 2010, Prospectus Supplement No. 32 dated December 30, 2010, Prospectus Supplement No. 33 dated January 7, 2011, Prospectus Supplement No, 34 dated January 14, 2011, Prospectus Supplement No. 35 dated January 28, 2011, Prospectus Supplement No. 36 dated March 1, 2011, Prospectus Supplement No. 37 dated March 8, 2011, Prospectus Supplement No. 38 dated March 18, 2011, Prospectus Supplement No. 39 dated April 18, 2011, Prospectus Supplement No. 40 dated May 5, 2011, Prospectus Supplement No. 41 dated May 9, 2011, Prospectus Supplement No. 42 dated June 8, 2011, Prospectus Supplement No. 43 dated June 17, 2011, Prospectus Supplement No. 44 dated August 8, 2011, Prospectus Supplement No. 45 dated August 16, 2011, Prospectus Supplement No. 46 dated September 7, 2011, and Prospectus Supplement No. 47 dated September 27, 2011, which are to be delivered with this prospectus supplement.

Our common stock is quoted on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “AGEN.” On September 28, 2011, the last reported closing price per share of our common stock was $0.57 per share.

Investing in our securities involves a high degree of risk. Before investing in any of our securities, you should read the discussion of material risks in investing in our common stock. See “Risk Factors” on page 1 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 48 IS SEPTEMBER 30, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

September 30, 2011

Date of Report (Date of earliest event reported)

AGENUS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA		02421
(Address of principal executive offices)		(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 30, 2011, Agenus Inc. (“Agenus”) filed a Certificate of Second Amendment to its Amended and Restated Certificate of Incorporation, with the Secretary of State of the State of Delaware, effective October 3, 2011, to effect a 1-for-6 reverse stock split of its common stock. A copy of the Certificate of Second Amendment to its Amended and Restated Certificate of Incorporation, is being filed as Exhibit 3.1 to this Current Report on Form 8-K.

As previously disclosed on a Current Report on Form 8-K filed on June 17, 2011, our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock, at a ratio of not less than 1-for-2 and not more than 1-for-10. On September 14, 2011, the Board of Directors approved to effect a reverse stock split and on September 15, 2011, selected the 1-for-6 reverse stock split ratio. As a result of the reverse stock split, every six shares of our pre-reverse split common stock will be combined and reclassified into one share of our common stock. No fractional shares of common stock will be issued as a result of the reverse stock split. Stockholders who otherwise would be entitled to a fractional share shall, in lieu thereof, receive a cash payment equal to x) the fractional share amount multiplied by y) the product of (i) the average of the high and low trading prices of the common stock as reported on the NASDAQ Capital Market during each of the ten trading days immediately preceding the October 3, 2011 and (ii) 6.

The par value and other terms of our common stock were not affected by the reverse stock split. Our post-reverse split common shares has a new CUSIP number, 00847G 705, and will trade on the NASDAQ Capital Market with a “D” added, under the symbol “AGEND” for the 20 business days beginning October 3, 2011 to designate that it is trading on a post-reverse split basis. Trading will resume under the symbol “AGEN” after the 20 day period has expired. Our transfer agent, American Stock Transfer & Trust Company, LLC, is acting as exchange agent for the reverse stock split and will send instructions to stockholders of record regarding the exchange of certificates for common stock.

Also on September 30, 2011, Agenus issued a press release announcing the reverse stock split described above. The full text of the press release issued in connection with the announcement is being filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed herewith:

3.1	Certificate of Second Amendment to the Amended and Restated Certificate of Incorporation of Agenus Inc.

99.1	Press Release dated September 30, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGENUS INC.

Date: September 30, 2011	By:	/s/ Garo H. Armen

Garo H. Armen
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Certificate of Second Amendment to the Amended and Restated Certificate of Incorporation of Agenus Inc. Filed herewith.

99.1	Press Release dated September 30, 2011. Filed herewith.

Exhibit 3.1

CERTIFICATE OF SECOND AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AGENUS INC.

AGENUS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Agenus Inc. (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 10, 1999 (the “Certificate of Incorporation”). The Certificate of Incorporation was amended and restated on June 7, 2002 (the “Restated Certificate”), which was further amended on June 15, 2007 by a Certificate of Amendment (the “First Amendment,”) and on January 6, 2011 by a Certificate of Ownership and Merger (the “Name Change Amendment,” and the Restated Certificate, as amended by the First Amendment and the Name Change Amendment, the “Amended Certificate”). This Certificate of Second Amendment (the “Second Amendment”) amends certain provisions of the Amended Certificate, and has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2. The Board of Directors of the Corporation has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the following amendments to the Amended Certificate, and declaring the Second Amendment to be advisable.

3. This Second Amendment was duly adopted by the vote of the stockholders holding the requisite number of shares of outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware.

4. The Amended Certificate is hereby amended by adding the following provision to the end of Article Fourth:

“REVERSE STOCK SPLIT

As of 12:01 A.M. (Eastern Time) on October 3, 2011 (the “Effective Time”), each issued and outstanding share of the Corporation’s Common Stock (including each share of treasury stock, collectively, the “Pre-Split Stock”) shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to one sixth of a share of Common Stock (such reduction of shares designated as the “Reverse Stock Split”). The par value of the Corporation’s Common Stock following the Reverse Stock Split shall remain $0.01 per share. Each holder of a certificate or certificates of Pre-Split Stock shall be entitled to receive, upon surrender of such certificates to the Corporation’s transfer agent for cancellation, a new certificate or certificates for a number of shares equal to such holder’s Pre-Split Stock divided by six (6), with any fraction resulting from such division rounded down to the nearest whole number

(in each case, such fraction, if any, being a “Fractional Share”). No Fractional Shares will be issued for Pre-Split Stock in connection with the Reverse Stock Split. Each holder of Pre-Split Stock at the Effective Time who would otherwise be entitled to a Fractional Share shall, in lieu thereof, receive a cash payment equal to x) the Fractional Share multiplied by y) the product of (i) the average of the high and low trading prices of the Common Stock as reported on The NASDAQ Capital Market or other principal market of the Common Stock, as applicable, during each of the ten (10) trading days immediately preceding the date of the Effective Time and (ii) six (6).”

5. This Second Amendment shall be effective as of 12:01 A.M. (Eastern Time) on October 3, 2011 in accordance with the provisions of section 103(d) of the General Corporation Law of the State of Delaware.

6. Except as set forth in this Second Amendment, the Restated Certificate remains in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has duly executed this Second Amendment in the name of and on behalf of the Corporation on this 29th day of September, 2011.

AGENUS INC.

By:	/s/ Garo H. Armen
Name:	Garo H. Armen
Title:	Chief Executive Officer

[Signature Page to Certificate of Second Amendment]

Exhibit 99.1

Agenus Announces Reverse Stock Split

Lexington, MA – September 30, 2011 – Agenus Inc. (Nasdaq: AGEN), a developer of therapeutic vaccines for cancer and infectious diseases, today announced that its board of directors has approved a 1-for 6 share consolidation, or reverse stock split, that will become effective on October 3, 2011.

The primary objectives for implementing the reverse stock split are to enable the company to comply with NASDAQ’s minimum bid price requirement of $1.00 per share, to reduce the number of shares outstanding to be more commensurate with the company’s size and market capitalization and to reduce transaction costs for investors. The company’s common shares will begin trading on a split-adjusted basis on The NASDAQ Capital Market at the opening of trading on Monday, October 3, 2011.

At the effective time of the reverse stock split, every 6 of Agenus’ pre-split common shares, par value $0.01 per share, will automatically be consolidated into 1 post-split common share, par value $0.01 per share. Following the reverse split, the company will have approximately 21,337,000 common shares outstanding, excluding outstanding and unexercised share options and warrants and subject to adjustment for fractional shares. The reverse stock split will not affect any shareholder’s ownership percentage of Agenus’ common shares, except to the limited extent that the reverse split would result in any shareholder owning a fractional share.

Effective October 3, 2011, NASDAQ will append a fifth character “D” to the company’s ticker symbol to indicate the implementation of the reverse split, which “D” will remain appended to the company’s symbol for 20 business days. The company’s ticker symbol will thereafter revert to “AGEN.” In addition, the common shares will also trade under a new CUSIP number effective October 3, 2011.

Additional information can be found in the company’s definitive proxy statement filed with the Securities and Exchange Commission on May 3, 2011.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding clinical trial activities, the publication of data, and the potential application of the Company’s product candidates in the prevention and treatment of diseases. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended June 30, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus’ business and securities, investors should give careful consideration to these risks and uncertainties.

Contact:

Jonae R. Barnes, 617-818-2985

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